Press Release
Exhibit 99.2

QPC Lasers, Inc. Terminates License Agreement with Finisar Corporation: Securing Exclusive Rights to QPC Intellectual Property
Monday November 6, 1:42 pm ET

SYLMAR, Calif.--(BUSINESS WIRE)--QPC Lasers, Inc. (OTCBB:QPCI - News), parent of Quintessence Photonics Corporation, announced today that it has terminated its license agreement with Finisar Corporation (NASDAQ:FNSR - News). In the License Termination Agreement dated September 18, 2006, QPC agreed to pay Finisar $6,000,000 as a termination fee pursuant to the terms of a secured promissory note. The original license agreement, dated September 18, 2003, was granted in connection with a financing and gave Finisar a nonexclusive license to certain of QPC's technology and intellectual property. Finisar invested $12 million in QPC in 2001 and currently holds 6.75 million shares of QPC Lasers, Inc common stock.

"We are pleased to terminate this license agreement and thereby secure the exclusive rights to our intellectual property as our business grows," stated George Lintz, Chief Financial Officer for QPC. "Finisar was an early investor in QPC, and we are happy that they remain a major stockholder."

Forward Looking Statements

This release and other materials released by the Company from time to time contain or may contain forward looking statements and information that are based upon beliefs of, and information currently available to, the Company's management as well as estimates and assumptions made by the Company's management. When used in the materials the words "anticipate", "believe", "estimate", "expect", "future", "intend", "plan" or the negative of these terms and similar expressions as they relate to the Company or the Company's management identify forward looking statements. Such statements reflect the current view of the Company with respect to future events and are subject to risks, uncertainties, assumptions and other factors (including the risks contained in the sections of the Company's reports filed with the Securities and Exchange Commission entitled "Risk Factors") relating to the Company's industry, the Company's operations and results of operations and any businesses that may be acquired by the Company. Should one or more of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, actual results may differ significantly from those anticipated, believed, estimated, expected, intended or planned. Although the Company believes that the expectations reflected in the forward looking statements are reasonable, the Company cannot guarantee future results, levels of activity, performance or achievements. Except as required by applicable law, including the securities laws of the United States, the Company does not intend to update any of the forward-looking statements to conform these statements to actual results. The following discussion should be read in conjunction with the Company's reports filed with the Securities and Exchange Commission.

About Quintessence Photonics Corporation

Quintessence Photonics Corporation (www.qpclasers.com) is a world leader in the development and commercialization of high brightness, high power semiconductor lasers for the industrial, defense, and medical markets. Founded in the year 2000, QPCI is vertically integrated from epitaxy through packaging and performs all critical fabrication processes at its state-of-the-art high-technology facility in the Los Angeles suburb of Sylmar, CA.

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Contact:
Capital Group Communications, Inc.
Mark Bernhard or Gregory Sprague
Direct: 415-332-7200
QPC@capitalgc.com
http://www.qpclasers.com/?b=1392&l=1